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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*   2. Date of Event Re-      4. Issuer Name AND Ticker or Trading Symbol
   Connolly, Jr.     Edward      M.           quiring Statement         EPIQ Systems, Inc. "EPIQ"
   -------------------------------------      (Month/Day/Year)
    (Last)          (First)     (Middle)          1-9-01
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                                           3. IRS or Identifi-       5. Relationship of Reporting Person(s) 6. If Amendment, Date
      501 Kansas Avenue                       cation Number of          to Issuer (Check all applicable)       of Original
      -----------------                       Reporting Person,       X Director           10% Owner           (Month/Day/Year)
          (Street)                            Person, if an entity   ---               ----
 Kansas City   Kansas    66105                (voluntary)               Officer (give      Other (specify   ---------------------
-------------------------------------------                             title below)       below)           7. Individual or
    (City)    (State)    (Zip)                                       ---               ----                    Joint/Group Filing
                                                                                                               (Check Applicable
                                                                                                               Line)
                                                                                                               Form filed by One
                                                                                                             X Reporting Person
                                                                                                            ---
                                                                                                               Form filed by
                                                                                                               More than One
                                                                                                               Reporting Person
                                                                                                            ---

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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Option to Buy                         *     1-9-11     Common Stock          7,500       $17.25          D
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Explanation of Responses:

*Vests 20% per year, over a 5-year period.


                                                                        /s/ Edward M. Connolly, Jr.           January 17, 2001
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person      Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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